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Exhibit 10.2

September 17, 2009

PERSONAL AND CONFIDENTIAL

Mr. Keith Helming
Chief Financial Officer
AerCap Holdings N.V.
AerCap House; Stationsplein 965
1117 CE Schiphol Airport Amsterdam
The Netherlands

Dear Keith:

        Pursuant to our recent discussions, I am pleased to confirm the arrangements under which Morgan Stanley & Co. Incorporated ("Morgan Stanley") has been engaged since October 2008 by AerCap Holdings N.V. ("AerCap") as its financial advisor in connection with a possible acquisition (the "Transaction") of some or all of the equity of, or similar transaction with Genesis Lease Limited ("Genesis" or the "Company").

        During the term of our engagement Morgan Stanley will provide you with financial advice and assistance in connection with this Transaction, including, as appropriate and at your request, advice and assistance with respect to defining objectives, performing valuation analyses, and structuring, planning and negotiating the Transaction. Please be advised that Morgan Stanley does not provide accounting, tax or legal advice.

        As you know, our fees are designed to reflect our contribution to a major corporate objective. It is our practice to charge an "Advisory Fee," which is intended to reimburse us for our time and efforts expended in connection with this assignment. The Advisory Fee of $150,000 is payable in cash upon execution of this letter agreement.

        If AerCap consummates the Transaction, we will charge a "Transaction Fee" of $7,500,000 against which the paid Advisory Fee will be credited. The parties agree that this Transaction Fee is to be payable in cash; provided, however, that on the date upon which the Transaction Fee becomes payable, to the extent there are any issued and outstanding Company common shares held by a person who did not vote in favor of the Transaction and who complies with all the provisions of the Bermuda Companies Act 1981 concerning the right of holders of Company common shares to require appraisal of their Company common shares pursuant to Bermuda Law (such Company common shares, "Dissenting Shares"), all or a portion of the Transaction Fee may, at AerCap's election, be paid in lieu of cash in registered, freely tradable Aercap ordinary shares; provided further that in no event shall the number of such shares delivered in lieu of cash exceed the lesser of (i) 50% of the total number of Dissenting Shares and (ii) a number of Aercap ordinary shares having an aggregate purchase price equal to the quotient obtained by dividing (x) the Transaction Fee by (y) the Closing Aercap Share Price. To the extent the foregoing would require the issuance of a fraction of an Aercap ordinary share, in lieu thereof Aercap shall pay Morgan Stanley an amount in cash equal to the product of such fraction multiplied by the Closing Aercap Share Price. For purposes of this letter, "Closing Aercap Share Price" shall mean the closing per share sales price of Aercap ordinary shares on the business day immediately preceding the closing date of the Transaction.

        If an agreed upon Transaction involving the Company is not consummated and AerCap receives compensation pursuant to the termination provisions contained in the definitive agreement relating to a Transaction (a "Breakup Fee"), Morgan Stanley will charge a "Termination Fee" equal to 15% of the Breakup Fee, which will be payable in cash and will not exceed the Transaction Fee and against which any Advisory Fee paid will be credited, to the extent not previously credited. For purposes of calculating the Termination Fee, the Breakup Fee shall include the fair value of any options granted to AerCap pursuant to any cross option agreement or comparable provision.

        The full Transaction Fee in connection with a completed Transaction will only become payable and will be paid by AerCap upon closing of a Transaction, when control of 50% or more of the Company's common stock changes hands or when control of the assets to be transferred by the Company changes hands. AerCap agrees to arrange for the payment of the fees described hereunder by wire transfer on or before the dates specified in the letter. Furthermore, AerCap agrees to file a Registration Statement on Form F-4 or Form F-3 (or other applicable form) with the United States Securities and Exchange Commission and take such other actions to the extent necessary to effectuate the provision of registered, freely tradable shares to Morgan Stanley, and the resale of such shares by Morgan Stanley, in connection with the payment of the Transaction Fee. The number of shares to be registered and delivered in satisfaction of the Transaction Fee shall be calculated by dividing the amount of the Transaction Fee (minus any previously paid Advisory Fee) by the Closing Aercap Share Price. If AerCap is unable to deliver AerCap ordinary shares in satisfaction of the Transaction Fee that, in the sole determination of Morgan Stanley, is freely tradable by Morgan Stanley, then AerCap shall pay the Transaction Fee in cash. Nevertheless, our advisory efforts pursuant to this letter will continue after control is obtained to assist you with a second step merger or similar transaction.

        It is possible that this assignment may lead to an outcome not anticipated in this letter. In such event, we would propose appropriate compensation that may be in addition to the fees already described in this letter for our services in connection with such transaction consistent with our usual practice.

        Morgan Stanley will rely on the accuracy and completeness, without verifying it independently, of any information we receive or review in connection with this engagement. We will not independently evaluate or appraise any assets or liabilities that may be involved in this engagement. We will assume that any forecasted financial information reflects the best available estimates of future financial performance. Upon your request, we will render a financial opinion letter in accordance with our customary practice with respect to the consideration to be paid in the acquisition. The terms of our opinion and the nature and scope of any analysis and investigation we undertake in order to render such opinion shall be such as we consider appropriate in the circumstances. Any such opinion will expressly exclude consideration of any compensation or compensation agreements arising from the transaction which benefit any officer, director or employee of the Company, or any class of such persons. Any advice or opinions Morgan Stanley provides for this assignment may not be disclosed or referred to publicly or to any third party except in accordance with our prior written consent.

        Notwithstanding anything herein to the contrary, Morgan Stanley and AerCap agree that AerCap (and its employees, representatives or other agents) may disclose to any and all persons, without limitation of any kind from the commencement of discussions, the U.S. federal and state income tax treatment and tax structure of the Transaction and all materials of any kind (including opinions or other tax analyses) that are provided to AerCap relating to such tax treatment and tax structure, except where confidentiality is reasonably necessary to comply with securities laws. For this purpose, "tax structure" is limited to facts relevant to the U.S. federal and state income tax treatment of the Transaction and does not include information relating to the identity of the parties, their affiliates, agents or advisors.

        In addition to any of the foregoing fees for professional services, we will separately bill our reasonable expenses from time to time. Generally these expenses include travel costs, document production and other expenses of this type, and will also include the reasonable fees of outside counsel and other professional advisors should they be required and engaged with your consent.

        Our fees and expenses are quoted and are payable in United States dollars net of any withholding, value added or other taxes which may be assessed in jurisdictions outside the United Sates. In the event you must pay any such tax, please forward to Morgan Stanley for our records an official receipt or other document specifically evidencing such payment by you.

        Please note that Morgan Stanley is a global financial services firm engaged in the securities, investment management and individual wealth management businesses. Our securities business is engaged in securities underwriting, trading and brokerage activities, foreign exchange, commodities and derivatives trading, prime brokerage, as well as providing investment banking, financing and financial advisory services. Morgan Stanley, its affiliates, directors and officers may at any time invest on a principal basis or manage funds that invest, hold long or short positions, finance positions, and may trade or otherwise structure and effect transactions, for their own account or the accounts of its customers, in debt or equity securities or loans of the Company, AerCap or any other company, or any currency or commodity, that may be involved in this Transaction, or any related derivative instrument. In the past, Morgan Stanley and its affiliates have provided financial advisory and financing services for and received compensation from AerCap, may have provided such services to and received compensation from other parties that may become involved in this Transaction and may seek in the future to provide financial services to and receive compensation from such parties.

        Morgan Stanley will act under this letter agreement as an independent contractor with duties and obligations solely to AerCap and only as set forth in this letter agreement. Because we will be acting on your behalf in this capacity, it is our practice to receive indemnification. A copy of our standard indemnity form is attached to this letter.

        The parties agree that any dispute concerning this agreement, the engagement, the confidentiality agreement or the indemnity agreement will be resolved in the courts located in the Borough of Manhattan, New York, and AerCap submits to the exclusive jurisdiction of that Borough for purposes of any such dispute and waives any objections to personal jurisdiction. Both parties agree that New York law applies to any dispute concerning this agreement or the engagement, without regard to principles of conflicts of laws. AerCap consents to service of process upon you by mailing or delivering such service to your agent AerCap, Inc. (the "Agent") and authorize and direct the Agent to accept such service, and further agree that a final, nonappealable judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law.

        Morgan Stanley and AerCap (on its own behalf and, to the extent permitted by law, on behalf of its shareholders) each waives any right to trial by jury in any action, claim, suit or proceeding with respect to Morgan Stanley's engagement as financial advisor or its role in connection therewith.

        Our services hereunder may be terminated by express written notice with or without cause by you or by us at any time and without liability or continuing obligation to you or to us (except for any compensation earned and expenses incurred by us to the date of termination and except, in the case of termination by you, for our right to fees pursuant to this letter (which, in each case, shall be payable in cash) for any transactions effected within 18 months of such termination) and provided that the indemnity, non-disclosure and jury trial waiver provisions will remain operative regardless of any such termination.

        This letter agreement and the related indemnity agreement represent the entire agreement between AerCap and Morgan Stanley with respect to this engagement and may only be amended in writing.

        If the terms of our engagement as set forth in this letter are satisfactory, kindly sign the enclosed copy of this letter and indemnification form and return them to us.

        We look forward to working with AerCap on this very important assignment.

Very truly yours,
MORGAN STANLEY & CO. INCORPORATED
		By:	/s/ WILEY GRIFFITHS Wiley Griffiths Executive Director
Accepted and agreed to:
AerCap Holdings N.V.
By:	/s/ KEITH HELMING Keith Helming Chief Financial Officer
Date:	Sept. 17, 2009

Enclosure

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  Exhibit 10.2